Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue
New York, New York 10017

June 25, 2020

Milestone Scientific Inc.

425 Eagle Rock Avenue, Suite 403

Roseland, NJ 07068

Ladies and Gentlemen:

We have acted as securities counsel to Milestone Scientific Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of (a) 6,520,000 shares of the Company’s Common Stock (the “Shares”) and (b) warrants to purchase up to 3,260,000 shares of Common Stock (the “Warrant Shares”) at an exercise price of $2.60 per share (the “Warrants”), and (c) up to an additional 978,000 Shares and/or Warrants to purchase up to 489,000 additional Warrant Shares to cover over-allotments, if any. The Shares, the Warrants, and the Warrant Shares are hereinafter referred to as the “Securities.” The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-231178) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated as of May 16, 2019, a preliminary prospectus supplement, dated June 25, 2020 (the “Preliminary Prospectus Supplement”), and a final prospectus supplement to be filed (the “Final Prospectus Supplement”).

The Securities are to be issued pursuant to the Underwriting Agreement, dated as of June 25, 2020 (the “Underwriting Agreement”), with Maxim Group LLC as the sole underwriter.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (a) the Shares have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (b) the Warrants have been duly authorized and, when executed, registered and delivered and paid for in the manner contemplated by the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and (c) the Warrant Shares issuable upon exercise of the Warrants have been duly authorized, and upon issuance in conformity with and pursuant to terms and conditions of the Warrants, and following receipt by the Company of the consideration therefor as specified in the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the Delaware General Corporation Law. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus Supplement and the Final Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on June 26, 2020. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations adopted under the Securities Act.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP